UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

THE MARZETTI COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-16(i)(1) and 0-11

THE MARZETTI COMPANY

Supplemental Disclosure to the Proxy Statement dated October 20, 2025

Explanatory Note

Information contained in this proxy filing constitutes definitive additional proxy materials (these “Definitive Additional Materials”). These Definitive Additional Materials are being filed with the U.S. Securities and Exchange Commission by The Marzetti Company (“Marzetti”) to supplement the information contained in Marzetti’s annual report on Form 10-K filed August 21, 2025 (the “Annual Report”) and its definitive proxy statement filed October 20, 2025 (the “Proxy Statement”). These Definitive Additional Materials supplement the disclosures made in the Annual Report and the Proxy Statement and should be read alongside those filings. To the extent information herein differs from or updates information contained in the Annual Report or the Proxy Statement, the information contained herein is more current. These Definitive Additional Materials do not change the proposals to be acted on at Marzetti’s 2025 Annual Meeting of Shareholders (the “Annual Meeting of Shareholders”) or the recommendation of the Board with respect to any proposals. Except as specifically supplemented by the information contained herein, all information set forth in the Annual Report and the Proxy Statement continues to apply and should be considered in voting your shares.
Any defined terms used but not defined herein shall have the meanings set forth in the Proxy Statement.
As of the Record Date of September 22, 2025:

Common Shares Outstanding	27,547,758
Performance Units Outstanding	73,688
Restricted Stock / Restricted Stock Units Outstanding	108,051
Stock-Settled Stock Appreciation Rights (“SSSARs”) Outstanding	19,460
SSSARs Weighted Average Exercise Price	$175.76
SSSARs Weighted Average Remaining Contractual Life in Years	2.30
Shares Available for Issuance under the 2015 Plan	830,043	*
*Marzetti has not granted any additional share awards since September 22, 2025 and will not grant any further share awards under the 2015 Plan.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on November 19, 2025:

These Definitive Additional Materials, the Proxy Statement, the Proxy Card, and our 2025 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available free of charge at materials.proxyvote.com/513847. The Corporation’s 2025 Annual Report is not proxy soliciting material.